EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Internet America, Inc. on Form S-8 of our report dated September 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill) appearing in the Annual Report on Form 10-K of Internet America, Inc., for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 25, 2004